EXHIBIT 10.5

DRiV INCORPORATED
SUPPLEMENTAL RETIREMENT PLAN
(Effective as of January 1, 2020)

1.History, Purpose and Effective Date. The Tenneco Automotive Inc. Supplemental Retirement Plan (the “Plan”) was established effective as of January 1, 2005 by Tenneco Inc. (known as Tenneco Automotive Inc. prior to October 28, 2005, “Tenneco”). The Plan was maintained as an unfunded plan for the purpose of providing retirement benefits with respect to certain salaried employees that are equal to retirement benefits lost under the Tenneco Employees Retirement Plan (previously known as the Tenneco Automotive Inc. Retirement Plan for Salaried Employees, the “Tenneco Retirement Plan”) as a result of the imposition of the limitations contained in the Internal Revenue Code of 1986, as amended (the “Code”). The portion of the Plan that provides for benefits limited by Code Section 415 was maintained as an “excess benefit plan” as described in Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The other benefits provided for under the Plan were only available to a “select group of management or highly compensated employees” as determined by the committee that was then known as the Compensation/Nominating/ Governance Committee of the Board of Directors of the Company (the “Committee”), and the portion of the Plan providing such benefits was intended to satisfy the ERISA exemption requirements for a plan limited to such group. Benefits under the Plan were frozen effective as of December 31, 2006, no person became a Participant in the Plan after December 31, 2006, no compensation or service (for purposes of benefit accrual) for periods after December 31, 2006 has been or shall be taken into account under the Plan, and no person accrued or shall accrue any additional benefits under the Plan after December 31, 2006. Effective as of January 1, 2020 (the “Effective Date”), DRiV Incorporated (the “Company”), assumed sponsorship of, and all rights, powers duties and obligations of Tenneco under and with respect to, the Plan. Capitalized terms set forth herein that are not otherwise defined shall have the meaning set forth in the DRiV Employees Retirement Plan (the “Retirement Plan”). The following provisions constitute an amendment, restatement, and continuation of the Plan in the form of “DRiV Incorporated Supplemental Retirement Plan”. For the avoidance of doubt, the purpose of the amendment and restatement of the Plan is to reflect the assumption of the Plan by the Company. From and after the Effective Date, the Committee under the Plan shall refer to the Compensation Committee of the Board of Directors of the Company.
2.Eligibility. As of the Effective Date, the Plan shall remain frozen and no person shall become eligible to participate in the Plan or become a Participant in the Plan after the Effective Date.
3.Amount of Benefit. The benefit payable under the Plan to a Participant, or the Participant’s Eligible Spouse, Eligible Child(ren) or other eligible beneficiary(ies), all as determined under the provisions of the Retirement Plan (the “Plan Benefit”), shall equal the excess, if any, of (a) over (b) where:

(a)
is the benefit that would be paid under the Retirement Plan if the provisions of the Retirement Plan were administered without regard to the limitations imposed by the Code and, only with respect to Participants who, at any time, were executive incentive level participants in Tenneco’s Value Added “TAVA” Incentive Compensation Plan (the “TAVA Plan”), if Final Average Compensation, as computed under the Retirement Plan, were determined on the basis of compensation paid during the three calendar years (of the five calendar year period ending no later than the calendar year immediately preceding his or her termination or retirement) for which such compensation is the highest, and increased by the quotient of (i) the total of the cash bonuses, as defined below, paid to the Participant in the three calendar years (during the same five calendar year period ending no later than the calendar year immediately preceding his or her termination or retirement) for which such total is the highest, divided by (ii) three or such lesser number of calendar years (included in such period) in which such bonuses were paid to the Participant; provided, that the calendar year including his or her termination or retirement shall be included if such event follows the payment of regular bonuses for that year; and provided, that bonuses and salary, respectively, deferred at the election of the Participant shall be counted only in the year that they would have been paid absent such election, and provided, further, that the foregoing language shall be applied to count bonuses which relate to a calendar year as paid in that year, for example, 2005 bonuses will be counted in 2005 notwithstanding the fact that they are actually paid in 2006; and

(b)	is the total benefit that is payable under the Retirement Plan.

Unless otherwise provided in writing, no benefit shall be payable under the Plan unless a benefit also is payable under the Retirement Plan. Cash bonus means only cash bonuses paid under the TAVA Plan and other cash bonuses as the Committee determines. Notwithstanding any other provision of the Plan, the Plan Benefit payable under the Plan to any Participant (or the Participant’s Eligible Spouse or Eligible Child(ren) or other eligible beneficiary(ies)) shall be equal to the Participant’s Plan Benefit under the Plan immediately prior to the Effective Date.

4.Form of Benefit. The Plan Benefit shall be in the form of a single lump sum payment and shall be payable as soon as practicable after the Participant’s separation from service (but in no event prior to the date on which the Participant attains age 55 and has completed at least 10 years of service or age 65 if the Participant has fewer than 10 years of service upon his separation from service); provided, however, that with respect to any Participant who is a ‘key employee’ as defined by Section 409A(a)(2)(B)(i) of the Code, payment of the Plan Benefit shall be made no earlier than six months from the Participant’s separation from service with the Company. The actuarial factors set forth in the Retirement Plan shall be used to compute Plan Benefits, provided that, for purposes of a lump sum payment, the interest rate used shall be the annual rate of interest on 30 year Treasury securities as specified by the IRS for the second calendar month preceding the first day of the plan year during which the annuity starting date occurs, and the applicable mortality table described in Rev. Rul. 95-6, 1995-1 C.B., or in such other formal guidance as may be issued from time to time by the IRS.
5.Unfunded Plan. The Plan shall be maintained as an unfunded non-qualified deferred compensation plan. All benefits under this Plan shall be payable from the general assets of the Company and its affiliates. No person shall be entitled to receive any benefits under this Plan from the funds of the Retirement Plan.
6.No Assignment. No benefit under this Plan shall be assignable or alienable or subjected, by attachment or otherwise, to the claims of creditors of any person.
7.No Guarantee of Employment. This Plan shall not be construed to give any Participant the right to be retained in the employment of the Company or any of its affiliates.
8.Operation and Administration. This Plan shall be operated under the direction of and administration of the Committee. The Committee shall have the sole and complete authority and discretion to interpret the terms and provisions of the Plan and to adopt, alter and repeal such administrative rules, regulations and practices governing the operation of the Plan, and to determine facts under the Plan as it shall from time to time deem advisable. The Committee’s decision in all matters involving the interpretation and application of this Plan shall be final and binding. The Committee shall establish a claims procedure which is consistent with the claims procedures employed under the Retirement Plan.
9.Governing Law. To the extent not preempted by federal law, this Plan shall be construed, administered and enforced in accordance with the laws of the State of Illinois.
10.Amendment and Discontinuance. The Company reserves the right, by action of the Committee, to amend or discontinue the Plan; provided, however, that no such amendment or discontinuance shall impair or adversely affect any benefits accrued under this Plan as of the date of such action.
11.Supplements and Special Provisions. The provisions of the Plan as applied to any group of Participants may be modified or supplemented from time to time by the adoption of one or more Supplements. Each Supplement shall form a part of the Plan as of the Supplement’s effective date. In the event of any inconsistency between a Supplement and the Plan document, the terms of the Supplement shall govern.
12.Special Section 409A Provisions. It is intended that the Plan comply with the provisions of section 409A of the Code and all provisions of the Plan shall be construed and interpreted in accordance with the requirements of section 409A of the Code and applicable guidance thereunder. Notwithstanding any other provision of this Plan to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Participant’s termination of employment (or other separation from service):

(a)
and if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Participant’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s termination of employment or separation from service (or, if earlier, on death); and

(b)
the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

Pursuant to the authority granted to the undersigned, effective as of January 1, 2020, the undersigned officer, on behalf of and in the name of the Company, hereby adopts this amended and restated DRiV Incorporated Supplemental Retirement Plan.
Date: December 20, 2019             DRiV Incorporated

By /s/ Kaled Awada
Its Kaled Awada